                                                                       EXHIBIT 1

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                Ss.
                                      Ss.
EQUALNET CORPORATION,                 Ss.           CASE NO. 98-39561-H5-11
A DELAWARE CORPORATION                Ss.                 (CHAPTER 11)
                                      Ss.
DEBTOR.                               Ss.


                            SECOND AMENDED JOINT PLAN
                    OF REORGANIZATION OF EQUALNET CORPORATION
                 AND EQUALNET COMMUNICATIONS CORP., AS MODIFIED










                                     Dated: March 1, 1999


                                     KIRKENDALL & ISGUR, L.L.P.

                                     700 Louisiana, Suite 4200
                                     Houston, Texas 77002
                                     (713) 225-4646 (telephone)
                                     (713) 230-0016 (facsimile)

                                     ATTORNEYS FOR EQUALNET CORPORATION, DEBTOR


                                     WEIL, GOTSHAL & MANGES, LLP

                                     700 Louisiana, Suite 1600
                                     Houston, Texas 77002
                                     (713) 546-5110 (telephone)
                                     (713) 224-9511 (facsimile)

                                     ATTORNEYS FOR EQUALNET COMMUNICATIONS CORP.


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                                TABLE OF CONTENTS

         SECTION                                                                                               PAGE

ARTICLE I--SUMMARY OF THE PLAN....................................................................................1

ARTICLE II--DEFINITIONS...........................................................................................4
         2.1      ADMINISTRATIVE CLAIM............................................................................5
         2.2      ADMINISTRATIVE CLAIMANT.........................................................................5
         2.3      AFFILIATE:......................................................................................5
         2.4      ALLOWED CLAIM...................................................................................5
         2.5      ALLOWED ADMINISTRATIVE CLAIM....................................................................5
         2.6      ALLOWED AMOUNT..................................................................................5
         2.7      ALLOWED CONVENIENCE CLAIM.......................................................................5
         2.8      ALLOWED LIEN PRIORITY...........................................................................5
         2.9      ALLOWED NON-AFFILIATED SECURED CLAIM............................................................5
         2.10     ALLOWED PRIORITY NON-TAX CLAIM..................................................................5
         2.11     ALLOWED PRIORITY TAX CLAIM......................................................................6
         2.12     ALLOWED SECURED CLAIM...........................................................................6
         2.13     ALLOWED SUBORDINATED CLAIM......................................................................6
         2.14     ALLOWED UNSECURED CLAIM.........................................................................6
         2.15     AVERAGE CLOSING PRICE...........................................................................6
         2.16     AVOIDANCE ACTION................................................................................6
         2.17     AVOIDED LIEN....................................................................................6
         2.18     BANKRUPTCY CODE.................................................................................6
         2.19     BANKRUPTCY COURT................................................................................6
         2.20     BANKRUPTCY RULES................................................................................6
         2.21     CASH............................................................................................6
         2.22     CHAPTER 11 CASE.................................................................................6
         2.23     CLAIM...........................................................................................7
         2.24     CLAIMANT........................................................................................7
         2.25     COLLATERAL......................................................................................7
         2.26     COMMON STOCK....................................................................................7
         2.27     CONFIRMATION DATE...............................................................................7
         2.28     CONFIRMATION HEARING............................................................................7
         2.29     CONFIRMATION ORDER..............................................................................7
         2.30     CONTINGENT ECC COMMON STOCK.....................................................................7
         2.31     CONVENIENCE CLAIM...............................................................................7
         2.32     CREDITOR........................................................................................7
         2.33     CREDITORS' COMMITTEE............................................................................8
         2.34     DEBTOR..........................................................................................8
         2.35     DEBTOR IN POSSESSION............................................................................8
         2.36     DEFICIENCY CLAIM................................................................................8
         2.37     DISCLOSURE STATEMENT............................................................................8
         2.38     DISPUTED CLAIM..................................................................................8
         2.39     DISPUTED CLAIMS RESERVE.........................................................................8
         2.40     DISTRIBUTION....................................................................................8
         2.41     DISTRIBUTION DATE...............................................................................8

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
         2.42     ECC CASH PAYMENT................................................................................8
         2.43     ECC COMMON STOCK................................................................................8
         2.44     ECC GUARANTY OBLIGATION.........................................................................8
         2.45     ECC PARTIES.....................................................................................9
         2.46     EFFECTIVE DATE..................................................................................9
         2.47     EQUITY INTEREST.................................................................................9
         2.48     ESTATE..........................................................................................9
         2.49     FINAL DISTRIBUTION..............................................................................9
         2.50     FINAL DISTRIBUTION DATE.........................................................................9
         2.51     FINAL ORDER.....................................................................................9
         2.52     GENERAL UNSECURED CLAIM.........................................................................9
         2.53     INTEREST........................................................................................9
         2.54     INTEREST HOLDER.................................................................................9
         2.55     INTERNAL REVENUE CODE..........................................................................10
         2.56     LIEN...........................................................................................10
         2.57     LITIGATION CLAIMS..............................................................................10
         2.58     NEW CAPITAL....................................................................................10
         2.59     NEW EQUALNET STOCK.............................................................................10
         2.60     NEW VALUE CONTRIBUTIONS........................................................................10
         2.61     NON-AFFILIATED SECURED CLAIM...................................................................10
         2.62     PERSON.........................................................................................10
         2.63     PETITION DATE..................................................................................10
         2.64     PLAN...........................................................................................10
         2.65     PLAN BALLOT....................................................................................10
         2.66     PLAN DOCUMENTS.................................................................................10
         2.67     PREFERRED STOCK................................................................................10
         2.68     PRIORITY NON-TAX CLAIM.........................................................................11
         2.69     PRIORITY TAX CLAIM.............................................................................11
         2.70     PROPONENTS.....................................................................................11
         2.71     PRO RATA.......................................................................................11
         2.72     RELEASED ACTIONS...............................................................................11
         2.73     RELEASED PARTIES...............................................................................11
         2.74     REORGANIZED DEBTOR.............................................................................11
         2.75     SCHEDULES......................................................................................11
         2.76     SECURED CLAIM..................................................................................12
         2.77     SUBORDINATED CLAIM.............................................................................12
         2.78     TRUST ASSETS...................................................................................12
         2.79     TRUST SURPLUS..................................................................................12
         2.80     TRUSTEE........................................................................................12
         2.81     UNSECURED CLAIM................................................................................12
         2.82     UNSECURED CREDITORS' TRUST.....................................................................12

ARTICLE III--RULES OF CONSTRUCTION AND INTERPRETATION............................................................12

ARTICLE IV--CLASSIFICATION OF CLAIMS AND INTERESTS...............................................................13
         4.1      CLASS 1:  ALLOWED ADMINISTRATIVE CLAIMS........................................................13


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

         4.2      CLASS 2:  ALLOWED PRIORITY NON-TAX CLAIMS......................................................13
         4.3      CLASS 3:  ALLOWED PRIORITY TAX CLAIMS..........................................................13
         4.4      CLASS 4:  ALLOWED CONVENIENCE CLAIMS...........................................................13
         4.5      CLASS 5:  ALLOWED SECURED CLAIMS OF RFC CAPITAL CORPORATION....................................13
         4.6      CLASS 6:  ALLOWED SECURED CLAIMS OF ECC........................................................13
         4.7      CLASS 7:  ALLOWED SECURED CLAIMS OF NETCO ACQUISITION LLC......................................13
         4.8      CLASS 8:  ALLOWED SECURED CLAIMS OF WILLIS GROUP, LLC..........................................13
         4.9      CLASS 9:  ALLOWED SECURED CLAIMS OF GENESSEE FUND LIMITED-PORTFOLIO B..........................13
         4.10     CLASS 10: ALLOWED NON-AFFILIATED SECURED CLAIMS................................................13
         4.11     CLASS 11:  ALLOWED GENERAL UNSECURED CLAIMS....................................................13
         4.12     CLASS 12:  ALLOWED SUBORDINATED CLAIMS.........................................................13
         4.13     CLASS 13:  ALLOWED EQUITY INTERESTS............................................................13

ARTICLE V--IDENTIFICATION OF CLAIMS
         AND INTERESTS IMPAIRED BY THE PLAN......................................................................13
         5.1      UNIMPAIRED CLASSES.............................................................................13
         5.2      IMPAIRED CLASSES ENTITLED TO VOTE ON PLAN......................................................13
         5.3      CONTROVERSY CONCERNING CLASSIFICATION, IMPAIRMENT OF VOTING RIGHTS.............................14

ARTICLE VI--PROVISIONS FOR TREATMENT OF
         ALLOWED ADMINISTRATIVE EXPENSE CLAIMS (CLASS 1).........................................................14
         6.1      FULL PAYMENT...................................................................................14
         6.2      IMPAIRMENT.....................................................................................14

ARTICLE VII--PROVISIONS FOR TREATMENT OF
         ALLOWED PRIORITY NON-TAX CLAIMS (CLASS 2)...............................................................14
         7.1      FULL PAYMENT...................................................................................14
         7.2      IMPAIRMENT.....................................................................................14

ARTICLE VIII--PROVISIONS FOR TREATMENT OF
         ALLOWED PRIORITY TAX CLAIMS (CLASS 3)...................................................................14
         8.1      DEFERRED PAYMENT...............................................................................14
         8.2      IMPAIRMENT.....................................................................................15

ARTICLE IX--PROVISIONS FOR TREATMENT OF
         ALLOWED CONVENIENCE CLAIMS (CLASS 4)....................................................................15
         9.1      TREATMENT......................................................................................15
         9.2      IMPAIRMENT.....................................................................................15

ARTICLE X--PROVISIONS FOR TREATMENT OF THE ALLOWED
         SECURED CLAIMS OF RFC CAPITAL CORPORATION (CLASS 5).....................................................15
         10.1     TREATMENT......................................................................................15
         10.2     LIENS CONTINUED................................................................................15
         10.3     IMPAIRMENT.....................................................................................15

ARTICLE XI--PROVISIONS FOR TREATMENT OF THE ALLOWED SECURED
         CLAIMS OF EQUALNET COMMUNICATIONS CORP. (CLASS 6).......................................................15

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
         11.1     TREATMENT......................................................................................15
         11.2     LIENS CONTINUED................................................................................16
         11.3     IMPAIRMENT.....................................................................................16

ARTICLE XII--PROVISIONS FOR TREATMENT OF THE ALLOWED SECURED
         CLAIMS OF NETCO ACQUISITION LLC  (CLASS 7)..............................................................16
         12.1     TREATMENT......................................................................................16
         12.2     LIENS CONTINUED................................................................................16
         12.3     IMPAIRMENT.....................................................................................16

ARTICLE XIII--PROVISIONS FOR TREATMENT OF THE ALLOWED SECURED
         CLAIMS OF WILLIS GROUP,  LLC  (CLASS 8).................................................................16
         13.1     TREATMENT......................................................................................16
         13.2     LIENS CONTINUED................................................................................16
         13.3     IMPAIRMENT.....................................................................................16

ARTICLE XIV--PROVISIONS FOR TREATMENT OF THE ALLOWED SECURED
         CLAIMS OF GENESSEE FUND LIMITED-PORTFOLIO B  (CLASS  9).................................................16
         14.1     TREATMENT......................................................................................16
         14.2     LIENS CONTINUED................................................................................17
         14.3     IMPAIRMENT.....................................................................................17

ARTICLE XV--PROVISIONS FOR TREATMENT OF ALLOWED NON-AFFILIATED
         SECURED CLAIMS (CLASS 10)...............................................................................17
         15.1     TREATMENT......................................................................................17
         15.2     LIENS CONTINUED................................................................................17
         15.3     IMPAIRMENT.....................................................................................17

ARTICLE XVI--PROVISIONS FOR TREATMENT OF ALLOWED GENERAL
         UNSECURED CLAIMS (CLASS 11).............................................................................17
         16.1     TREATMENT......................................................................................17
         16.2     IMPAIRMENT.....................................................................................17

ARTICLE XVII--PROVISIONS FOR TREATMENT OF ALLOWED SUBORDINATED
         CLAIMS (CLASS 12).......................................................................................17
         17.1     TREATMENT......................................................................................17
         17.2     IMPAIRMENT.....................................................................................17

ARTICLE XVIII--PROVISIONS FOR TREATMENT OF
         EQUITY INTERESTS (CLASS 13).............................................................................17
         18.1     TREATMENT......................................................................................17
         18.2     IMPAIRMENT.....................................................................................18

ARTICLE XIX--MEANS FOR EXECUTION OF THE PLAN.....................................................................18
         19.8     THE UNSECURED CREDITORS' TRUST.................................................................19
                  (1)      CREATION OF TRUST.....................................................................19
                  (2)      FUNDING OF TRUST......................................................................19

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

                  (3)      RATIFICATION OF TRUST AGREEMENT AND TRANSFER OF LIABILITIES...........................20
                  (4)      PURPOSE OF THE TRUST..................................................................20
                  (5)      SELECTION OF TRUSTEE..................................................................20
                  (6)      DUTIES AND POWERS OF TRUSTEE..........................................................20
                           A.       POWERS AND RESPONSIBILITIES..................................................20
                                    1.      LIMITATION OF LIABILITY..............................................20
                           B.       STANDING.....................................................................20
                           C.       TRUSTEE POWERS...............................................................21
                  (7)      COMPENSATION OF TRUSTEE...............................................................21
                  (8)      RETENTION OF PROFESSIONALS............................................................21
                  (9)      DISTRIBUTIONS.........................................................................22
                  (11)     PAYMENT OF TAXES......................................................................23
                  (12)     FEDERAL INCOME TAX TREATMENT..........................................................23

ARTICLE XX--CLAIM OBJECTION PROCEDURES AND
         TREATMENT OF DISPUTED CLAIMS............................................................................24
         20.1     OBJECTION DEADLINE AND PROCESS.................................................................24
         20.2     DISPUTED CLAIMS RESERVE........................................................................24
         20.3     DISTRIBUTIONS TO HOLDERS OF DISPUTED CLAIMS....................................................24
         20.4     PROVISIONS GOVERNING DISTRIBUTIONS.............................................................25
                  (1)      DISTRIBUTION RESPONSIBILITY...........................................................25
                  (2)      DELIVERY OF DISTRIBUTIONS.............................................................25
                  (3)      UNCLAIMED DISTRIBUTIONS AND UNCASHED CHECKS...........................................25

ARTICLE XXI--EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................................................25
         21.1     ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................25
         21.2     REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........................................25
         21.2     CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OF UNEXPIRED LEASES...........................25

ARTICLE XXII--EFFECT OF REJECTION BY
         ONE OR MORE CLASSES OF CLAIMS...........................................................................26
         22.1     IMPAIRED CLASSES TO VOTE.......................................................................26
         22.2     ACCEPTANCE BY CLASS OF CREDITORS...............................................................26
         22.3     RESERVATION OF CRAMDOWN RIGHTS.................................................................26

ARTICLE XXIII--EFFECT OF CONFIRMATION............................................................................26
         23.1     LEGALLY BINDING EFFECT.........................................................................26
         23.2     REVESTING OF PROPERTY IN DEBTOR................................................................26
         23.3     LIENS, CLAIMS AND ENCUMBRANCES.................................................................26
         23.4     INJUNCTION.....................................................................................26
         23.5     CAUSES OF ACTION...............................................................................26

ARTICLE XXIV--RETENTION OF JURISDICTION..........................................................................27
         24.1     EXCLUSIVE BANKRUPTCY COURT JURISDICTION........................................................27
         24.2     LIMITATION ON JURISDICTION.....................................................................28

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
ARTICLE XXV--CONDITIONS TO CONFIRMATION
         AND CONSUMMATION OF PLAN................................................................................28
         25.1     CONDITIONS TO CONFIRMATION OF PLAN.............................................................28
         25.2     CONDITIONS TO CONSUMMATION OF PLAN.............................................................28
         25.3     ANNULMENT OF PLAN IF CONDITIONS NOT WAIVED OR SATISFIED........................................28

ARTICLE XXVI--MISCELLANEOUS PROVISIONS...........................................................................28
         26.1     TERMINATION OF COMMITTEE.......................................................................28
         26.2     COMPLIANCE WITH TAX REQUIREMENTS...............................................................28
         26.3     AMENDMENT OF THE PLAN..........................................................................28
         26.4     WITHDRAWAL OF PLAN.............................................................................29
         26.5     DUE AUTHORIZATION BY CREDITORS.................................................................29
         26.6     FILING OF ADDITIONAL DOCUMENTATION.............................................................29
         26.7     IMPLEMENTATION.................................................................................29



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                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                    Ss.
                                          Ss.
EQUALNET CORPORATION,                     Ss.          CASE NO. 98-39561-H5-11
         A DELAWARE CORPORATION           Ss.               (CHAPTER 11)
                                          Ss.
DEBTOR.                                   Ss.

                 SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
             EQUALNET CORPORATION AND EQUALNET COMMUNICATIONS CORP.

         EqualNet Corporation, Debtor and Debtor-in-Possession, (the "Debtor"), and Equalnet Communications Corp. ("ECC"), an affiliate of the Debtor, propose this Second Amended Joint Plan of Reorganization of the Debtor and ECC (the "Plan"), pursuant to section 1121(a) of chapter 11 of title 11, United States Code, for the resolution of the Debtor's outstanding Claims and Interests.

                         ARTICLE I--SUMMARY OF THE PLAN

         An overview of the Plan is set forth below. If confirmed by the Court, and in the absence of any applicable stay, the Plan is to take effect on the Effective Date, which is the later of (i) the date on which all documents necessary or appropriate to the implementation of the Plan have been executed, delivered and, where appropriate, filed with the appropriate authorities and all transactions necessary to the implementation of the Plan shall have been effected, or (ii) the eleventh day after the Court enters an order confirming the Plan.

         On the Effective Date, except as otherwise provided in the Plan, all property of the Debtor's bankruptcy estate shall vest in EqualNet Corporation, as the Reorganized Debtor. The Reorganized Debtor will thereupon be authorized to manage and continue its business operations without further notice or bankruptcy court approval. The directors and officers of the Debtor will not change as a result of the confirmation of the Plan. The Plan does not propose to modify or supplant any federal or state laws or regulations which may be applicable to the Reorganized Debtor as a provider of telecommunication services or as a public utility. The Plan does not provide for any change in the rates being charged by the Debtor.

         On the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party shall be deemed rejected unless assumed by the Debtor.

         On the Effective Date, ECC--the Debtor's parent corporation--will raise new capital and make New Value Contributions that will fund an Unsecured Creditors' Trust for the benefit of holders of unsecured claims who are non-insiders of, and not affiliated with, the Debtor. The New Value Contributions funding the Trust shall consist of the following:

         (i) $1.350 million in cash (the "ECC Cash Payment");

         (ii) 3 million shares of newly issued shares of ECC common stock (the "ECC Common Stock"); and

         (iii) a collateralized guaranty, providing

                  (a) that if during any or all of the first four consecutive six month periods after the Effective Date of the Plan in which the Trust seeks to sell up to 375,000 shares of its ECC Common Stock per period, the gross proceeds of such sales, prior to any commissions, shall not be greater than or equal to the average price of $1/share, ECC shall pay to the Unsecured Creditors Trust an amount of cash to make up the difference between the actual sales price and $1 per share, and

                  (b) that such guaranty shall be secured by a security interest in substantially all the assets of ECC and the Reorganized Debtor that shall be subordinate only to any lien in favor of the Reorganized Debtor's working capital lender (RFC Capital Corporation) or any purchase money lender in regard to particular collateral.

         In addition to the foregoing, ECC will make additional New Value Contributions funding the Trust having a value equal to five percent of the dollar amount of Allowed Claims in excess of the amount of undisputed General Unsecured Claims identified in the Debtor's Schedules, which value shall be in the form of newly issued shares of ECC Common Stock, valued at $1 per share, and one half of which value shall be subject to the collateralized guaranty described above. Finally, in the event that the Average Closing Price is less than $1 per share, ECC shall make New Value Contributions funding the Trust consisting of a number of newly issued shares of ECC Common Stock equal to:

         (i) (a) [$1 minus the Average Closing Price] times


             (b) 1,500,000, divided by


         (ii) the Average Closing Price.


         On the Effective Date, an Unsecured Creditors' Trust is to be created. Each holder of a Class 11-Allowed General Unsecured Claim shall receive a beneficial interest in the Trust in an amount (not to exceed the amount of such holder's Allowed Claim) that reflects the percentage that such Claim represents to the total amount of Allowed Class 11 Claims. Such beneficial interests are to be issued to Class 11 creditors in full satisfaction and discharge of their Claims against the Debtor and the Reorganized Debtor. An individual selected by the Creditors' Committee and approved by the Bankruptcy Court pursuant to the Confirmation Order shall serve as Trustee of the Unsecured Creditors' Trust. Each holder of a Class 11-General Unsecured Claim will be deemed to have ratified, and will be bound by the terms of the Trust as set forth in the Plan.

         In consideration for the New Value Contributions and other consideration under the Plan, the Released Parties will be released from any liability for certain claims and causes of action that the Debtor owns as of the Confirmation Date ("the Released Actions"). The Released Actions consist of all rights, claims and causes of action, including Avoidance Actions, against any of the

Released Parties belonging to the Debtor or the Debtor's estate immediately prior to the Effective Date; provided, however, the Released Actions do not include any rights, demands, liabilities, obligations, entitlements, claims and causes of action, whether in law or in equity, arising out of any professional malpractice (whether sounding in tort or contract) of a Released Party or any alleged action, error or omission by or claim against either Hal Turner or Bill Stuart, respectively, if Mr. Turner or Mr. Stuart assert any claim against the Debtor, the Debtor's estate, the Reorganized Debtor, ECC, any affiliate or insider of the Debtor or ECC, or the Unsecured Creditors' Trust as of the Confirmation Date or thereafter. The Released Parties are defined under the Plan to include ECC, the Debtor, USC Telecom, Inc., Netco Acquisition Corp., Willis Group, LLC, Genesee Group-Portfolio B, and the other persons and entities listed in the Released Parties definition set forth below. Upon delivery of the New Value Contributions required under the Plan, the Released Actions against the Released Parties shall be deemed satisfied, settled, and fully released.

         Under the Plan, during each of the first four consecutive six month periods after the Effective Date, the Unsecured Creditors' Trust may sell up to 375,000 shares of its ECC Common Stock. Based upon the price and trading volume of ECC Common Stock, ECC may authorize the Unsecured Creditors' Trust to sell more than 375,000 shares of ECC Common Stock during any of the four six month periods.

         If the gross sales proceeds, prior to any commission, of the Unsecured Creditors' Trust's stock sales in any six month period are less than the average price of $1 per share, then ECC shall pay to the Unsecured Creditors' Trust an amount of cash to make up the difference between the actual sales price and $1 per share ("ECC's Guaranty Obligation"). Accordingly, under the ECC Guaranty Obligation, the Unsecured Creditors' Trust may sell up to an aggregate of one-half (1/2) of the Trust's ECC stock during the first two years after the Effective Date, and ECC guarantees the Trust a minimum aggregate price of $1.5 million for such stock.

         At any time during any of the four six month periods, but not thereafter, ECC may elect to purchase for $1.50 per share the entire balance of the Unsecured Creditors' Trust's then remaining shares of ECC Common Stock.

         Under the Plan, ECC's Guaranty Obligation will be secured by a security interest in substantially all of ECC's assets and the Reorganized Debtor's assets that is superior to the security interests in such assets of any ECC insider or affiliate, but subordinate to RFC Capital Corporation's security interests and any purchase money security interest in a particular asset held by a non-insider, non-affiliated third party.

         Under the Plan, the Reorganized Debtor will pay Class 1-Administrative Claims and Class 2- Priority Non-Tax Claims in cash and in full on the Distribution Date, or upon such other terms as the Reorganized Debtor and any such creditor may agree. The Reorganized Debtor will pay Allowed Class 3 Priority Tax Claims in cash in full with interest on an installment basis over a period of six years from their date of assessment, or upon such other terms as the Reorganized Debtor and any holder of an Allowed Class 3 Claim may agree. The Reorganized Debtor will pay Class 4 Allowed Convenience Claims of $1,000 or less in cash and in full on the Distribution Date.

         Each holder of a Secured Claim under the Plan is afforded separate classification and treatment under the Plan. The Classes containing Secured Claims are: Class 5-RFC Capital

Corporation ("RFC"); Class 6- Equalnet Communications Corp; Class 7-Netco Acquisition L.L.C.; Class 8-Willis Group, LLC; Class 9-Genesee Fund Limited-Portfolio B; and Class 10-Non-Affiliated Secured Claims. The Allowed Secured Claims of Class 5 arising under accounts receivable purchase agreements between the Debtor and RFC shall be repaid in accordance with such agreements and from the collections of accounts receivable generated by the Debtor. Any other Secured Claim of RFC shall be treated as a Class 10 Secured Claim. The Allowed Secured Claims of Classes 6, 7, 8, and 9 shall be repaid in accordance with agreements to be entered into between the Reorganized Debtor and the holders of such Claims prior to the Confirmation Hearing on the Plan, but any Deficiency Claims held by such creditors shall be excluded from treatment under Class 11 of the Plan. In addition, no payments may be made by ECC on any Secured or Unsecured Claim held by any creditor in Classes 6, 7, 8, and 9 without the written consent of the Unsecured Creditors' Trust so long as the Trust continues to own any of the ECC Common Stock that it receives under the Plan. The Reorganized Debtor shall pay Allowed Class 10-Non-Affiliated Secured Claims in accordance with agreements to be entered into between the Debtor and such creditors, if any, prior to the Confirmation Hearing on the Plan. Any Allowed Deficiency Claim held by a Class 10 creditor who is not a Released Party is entitled to treatment under Class 11 of the Plan.

         After the Effective Date, the Reorganized Debtor will file appropriate objections to claims, including Class 11 and Class 12 Claims.

         On the Effective Date, the Debtor and the Reorganized Debtor shall be discharged from all Claims except as otherwise provided in the Plan or the Confirmation Order. All Interests in the Debtor shall be deemed void, canceled, and of no further force or effect, without any further action on the part of any Person. New EqualNet Stock in the form of new common stock in the Reorganized Debtor shall be issued to ECC in consideration of the New Value Contributions.

         As of the Effective Date, the Reorganized Debtor shall be responsible for all payments and distributions to be made under the Plan to holders of Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 12 of the Plan, together with any payments which become due under any executory contract or unexpired lease assumed by the Debtor or the Reorganized Debtor.

         As of the Effective Date, the Trustee of the Unsecured Creditors' Trust shall be responsible to distribute from Trust Assets all payments under the Plan to holders of Allowed Claims in Class 11. Any surplus remaining in the Unsecured Creditors' Trust after all Allowed Claims in Class 11 have been paid in full shall be delivered to the Reorganized Debtor to be distributed pro rata to non-affiliated or non-insider holders of Allowed Claims in Class 12.

                             ARTICLE II--DEFINITIONS

         As used in the Plan, the following terms shall have the respective meanings specified below. Any term used in the Plan not defined below or herein shall be interpreted in accordance with the Rules of Construction and Interpretation set forth in Article III of this Plan.

         2.1 Administrative Claim: Any cost or expense of administration of the Chapter 11 Case incurred on or before the Effective Date entitled to priority under section 507(a)(1) and allowed under section 503(b) of the Bankruptcy Code, including without limitation, any actual and necessary expenses of preserving the Debtor's estate, including wages, salaries or commissions for services

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rendered after the commencement of the Chapter 11 Case, certain taxes, fines and penalties, any actual and necessary postpetition expenses of operating the business of the Debtor, certain postpetition indebtedness or obligations incurred by or assessed against the Debtor in connection with the conduct of its business, or for the acquisition or lease of property, or for providing of services to the Debtor, including all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against the Debtor's estate under chapter 123, title 28, United States Code.

         2.2 Administrative Claimant: Any Person entitled to payment of an Administrative Claim.

         2.3 Affiliate: An entity related to the Debtor that meets the criteria included in section 101(2) of the Bankruptcy Code.

         2.4 Allowed Claim: Any Claim against the Debtor, proof of which was filed on or before the last date designated by the Bankruptcy Court as the last date for filing Proofs of Claim or Interest or such other applicable date as ordered by the Bankruptcy Court or permitted by the Bankruptcy Rules, or, if no Proof of Claim or Interest is filed, which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and a Claim or Interest as to which no objection to the allowance thereof has been interposed, or in the case of Administrative Expense Claim recognized as such by the Debtor, or such Claim or Interest has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, "Allowed Claim" shall not, for the purposes of computation or Distributions under the Plan, include postpetition interest on the amount of such Claim.

         2.5 Allowed Administrative Claim: An Administrative Claim to the extent it is or becomes an Allowed Claim.

         2.6 Allowed Amount: The amount of an Allowed Claim.

         2.7 Allowed Convenience Claim: A Convenience Claim to the extent it is or becomes an Allowed Claim.

         2.8 Allowed Lien Priority: The relative rank or priority afforded the holder of an Allowed Secured Claim under applicable law, and which for purposes of the Plan will be determined either by agreement of the Debtor and holders of Allowed Secured Claims, or the Bankruptcy Court, prior to any Distribution being made to any holder of an Allowed Secured Claim.

         2.9 Allowed Non-Affiliated Secured Claim: A Non-Affiliated Secured Claim to the extent it becomes an Allowed Secured Claim.

         2.10 Allowed Priority Non-Tax Claim: Any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, to the extent Allowed and entitled to priority in payment under section 507(a) of the Bankruptcy Code, including, without limitation, a Claim of an employee of the Debtor for wages, salaries or commissions but only to the extent of $4,300 for each employee and earned within 90 days prior to the Petition Date.

         2.11 Allowed Priority Tax Claim: Any Claim, to the extent allowed and entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         2.12 Allowed Secured Claim: A Secured Claim of a creditor to the extent such Claim is an Allowed Claim, and the Lien securing such Claim has not become an Avoided Lien.

         2.13 Allowed Subordinated Claim: A Subordinated Claim to the extent it is or becomes an Allowed Claim.

         2.14 Allowed Unsecured Claim: An Unsecured Claim to the extent it is or becomes an Allowed Claim.

         2.15 Average Closing Price: The average closing price of ECC stock during the 25 consecutive trading days immediately preceding the date that is two years after the Effective Date.

         2.16 Avoidance Action: Any and all rights, claims and causes of action arising under any provision of chapter 5 of the Bankruptcy Code.

         2.17 Avoided Lien: A Lien to the extent it has been set aside, invalidated, or otherwise avoided pursuant to an Avoidance Action.

         2.18 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended and codified as title 11, United States Code, as applicable to this Chapter 11 Case.

         2.19 Bankruptcy Court: The unit of the United States District Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Case, or in the event such Court ceases to exercise jurisdiction over the Chapter 11 Case, such court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case in lieu of the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

         2.20 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, and the Local Rules of Bankruptcy Procedure for the Southern District of Texas, as applicable to this Chapter 11 Case.

         2.21 Cash: Cash, cash equivalents, readily marketable direct obligations of the United States of America, and certificates of deposit issued by banks, including interest accrued or earned thereon.

         2.22 Chapter 11 Case: The case filed under Chapter 11 of the Bankruptcy Code by the Debtor on September 10, 1998, with the United States Bankruptcy Court for the Southern District of Texas, Houston Division, under Case no. 98-39561-H5-11.

         2.23 Claim: Any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or any right to any equitable remedy for future performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an
                                        6
equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured.

         2.24 Claimant: A person asserting a Claim against the Debtor, property of the Debtor, or the Debtor's Estate.

         2.25 Collateral: Any property of the Debtor or interest in property of the Debtor which serves as security for the repayment of a debt or the performance of an obligation owed by the Debtor to the holder of an Allowed Secured Claim.

         2.26 Common Stock: All authorized shares, whether issued or unissued, of common stock in a corporation, including any warrants or options to acquire such shares.

         2.27 Confirmation Date: The date upon which the Bankruptcy Court enters the Confirmation Order; provided, however, that if the Confirmation Order is stayed, then the Confirmation Date shall be the date on which such stay expires or is otherwise no longer in effect.

         2.28 Confirmation Hearing: The hearing to be conducted by the Bankruptcy Court to determine whether to approve the Plan.

         2.29 Confirmation Order: The Order of the Bankruptcy Court approving and confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

         2.30 Contingent ECC Common Stock: Property to be contributed by ECC to the Unsecured Creditors' Trust in accordance with the Plan having a value equal to five percent of the dollar amount of Allowed General Unsecured Claims in excess of the amount of undisputed General Unsecured Claims identified in the Debtor's Schedules, which value shall be in the form of newly issued shares of ECC Common Stock, valued at $1 per share, and one half of which value shall be subject to the collateralized ECC Guaranty Obligation; and, in the event that the Average Closing Price is less than $1 per share, a number of newly issued shares of ECC Common stock to be contributed by ECC to the Unsecured Creditors' Trust in accordance with the Plan equal to: (i) (a) [$1 minus the Average Closing Price] times (b) 1,500,000, divided by (ii) the Average Closing Price.

         2.31 Convenience Claim: An Unsecured Claim that is either: (i) equal to or less than $1,000, or (ii) is greater than $1,000, but has been reduced, at the election of the holder thereof, to $1,000 in accordance with the Plan.

         2.32 Creditor: Any person that holds a Claim against the Debtor that arose on or before the Petition Date, or a Claim against the Debtor of any kind specified in sections 502(f), 502(g), 502(h) or 502(i) of the Bankruptcy Code.

         2.33 Creditors' Committee: The Official Committee of Unsecured Creditors duly constituted in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

         2.34 Debtor: EqualNet Corporation.

         2.35 Debtor in Possession: The Debtor in its capacity as debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         2.36 Deficiency Claim: The amount by which an Allowed Claim exceeds the value of any Collateral securing such Claim as may be determined by the Bankruptcy Court in accordance with section 506(a) of the Bankruptcy Code. A Deficiency Claim is a General Unsecured Claim.

         2.37 Disclosure Statement: The Disclosure Statement With Respect to the Chapter 11 Plan of Reorganization filed by the Debtor with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as may be amended or supplemented.

         2.38 Disputed Claim: A Claim against the Debtor as to which an objection has been filed on or before the deadline for objecting to a Claim and which objection has not been withdrawn or otherwise resolved by Final Order.

         2.39 Disputed Claims Reserve: A segregated account to be held in trust for the benefit of holders of Disputed Claims in accordance with the provisions of the Plan.

         2.40 Distribution: The property required by the Plan to be distributed to the holders of Allowed Claims.

         2.41 Distribution Date: The date upon which the later occurs: (i) the Effective Date, or (ii) the date upon which a Claim becomes an Allowed Claim by Final Order.

         2.42 ECC Cash Payment: ECC's payment of $1.350 million in cash on the Effective Date for delivery to the Unsecured Creditors' Trust in accordance with the Plan.

         2.43 ECC Common Stock: The 3 million shares of ECC authorized Common Stock, which on the Effective Date of the Plan are to be issued to the Unsecured Creditors' Trust in accordance with the Plan.

         2.44 ECC Guaranty Obligation: (a) ECC's obligation to pay the balance necessary so that the Unsecured Creditors' Trust will receive at least $1 per share for the sale of up to 375,000 shares of ECC stock during each of the first four consecutive six month periods after the Effective Date. Consequently, if the gross sales proceeds, prior to any commission, of the Unsecured Creditors' Trust's stock sales in any of such six month periods is less than the average price of $1 per share, then ECC shall pay to the Unsecured Creditors' Trust an amount of cash to make up the difference between the actual sales price and $1 per share. Accordingly, under the ECC Guaranty Obligation, the Unsecured Creditors' Trust may sell up to an aggregate of one-half (1/2) of the Trust's ECC stock during the first two years after the Effective Date, and ECC guarantees the Trust a minimum aggregate price of $1.5 million for such stock. ECC shall also be obligated, in the event that the Unsecured Creditors' Trust receives any Contingent ECC Common Stock, to pay the balance necessary so that the Unsecured Creditors' Trust will receive at least $1 per share for the sale of up to 1/8th of such shares of Contingent ECC Common Stock during each of the first four consecutive six month periods after the Unsecured Creditors' Trust's receipt of such stock. At any time during any of the four six month periods after the Effective Date but not thereafter, ECC may elect to purchase for $1.50 per share the entire balance of the Unsecured Creditors' Trust's then remaining shares of ECC stock.

         (b) Under the Plan, the ECC Guaranty Obligation will be secured by a security interest in substantially all of ECC's assets and substantially all of the Reorganized Debtor's assets that is superior to the security interests in such assets of any ECC insider or affiliate, but subordinate to RFC Capital Corporation's security interests or any purchase money security interest in a particular asset held by a non-insider, non-affiliated third party.

         2.45 ECC Parties: ECC, the Debtor, USC Telecom, Inc., Netco Acquisition Corp., Willis Group, LLC and Genesee Group-Portfolio B.

         2.46 Effective Date: The later of (i) the date upon which each of the conditions precedent set forth in Section 25.2 have been either satisfied or waived in accordance with Section 25.3, or (ii) the eleventh day after the Court enters an order confirming the Plan.

         2.47 Equity Interest: Any interest in the Debtor represented by ownership of Common or Preferred Stock including, to the extent provided by applicable law, any warrant, option or other right to acquire any of the foregoing.

         2.48 Estate: The estate created upon the filing of the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, together with all rights, claims and interests appertaining thereto.

         2.49 Final Distribution: A Distribution made under the Plan which represents the only or last Distribution to be made to a particular Class of Creditors.

         2.50 Final Distribution Date: The date upon which a Final Distribution is made from the Unsecured Creditors' Trust.

         2.51 Final Order: An order or judgment which has not been reversed, stayed, modified, amended and as to which (a) any appeal, other review or stay that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been filed.

         2.52 General Unsecured Claim: A Claim other than a Secured Claim, an Administrative Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Convenience Claim, a Deficiency Claim held by creditors in Classes 6, 7, 8 or 9, a Claim or Deficiency Claim held by any of the Released Parties, or a Subordinated Claim.

         2.53 Interest: The same as an Equity Interest.

         2.54 Interest Holder: Any holder or owner of an Interest.

         2.55 Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

         2.56 Lien: A charge against or interest in property to secure payment of a debt or performance of an obligation which has not been avoided or invalidated under any provision of the Bankruptcy Code or other applicable law.

         2.57 Litigation Claims: All claims of the Debtor, except for the Released Actions, existing prior to the Effective Date of the Plan, including, without limitation, all Avoidance Actions, net with respect to any individual claim for which a recovery is obtained of any expenses of collection, including attorneys' fees and expenses, incurred in pursuing such claim.

         2.58 New Capital: The sum of $2 million to be contributed by ECC to facilitate consummation of the Debtor's Plan of Reorganization on the Effective Date of the Plan.

         2.59 New EqualNet Stock: The authorized shares of Common Stock of the Reorganized Debtor which on the Effective Date of the Plan are to be newly issued and delivered to ECC in a form and number acceptable to ECC.

         2.60 New Value Contributions: The contributions that ECC will make on and after the Effective Date of the Plan consisting of: (i) the ECC Cash Payment, and (ii) the ECC Common Stock; (iii) the Contingent ECC Common Stock,
(iv) the ECC Guaranty Obligation, and (v) the New Capital.

         2.61 Non-Affiliated Secured Claim: A Secured Claim the holder of which is not any of the ECC Parties or their respective successors or assigns.

         2.62 Person: An individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated association or organization, a governmental unit or any agency or subdivision thereof or any other entity.

         2.63 Petition Date: September 10, 1998, the date on which the Debtor filed its voluntary chapter 11 petition commencing this Chapter 11 Case.

         2.64 Plan: This Second Amended Plan of Reorganization of the Debtor and ECC, as may be amended or modified.

         2.65 Plan Ballot: The form of ballot which the Debtor will transmit to Creditors and Equity Interest holders who are, or may be, entitled to vote on the Plan.

         2.66 Plan Documents: Any and all documents to be executed under the terms of the Plan, or as may be approved at the Confirmation Hearing, or which are attached to the Confirmation Order.

         2.67 Preferred Stock: All equity securities and shares, whether issued or unissued, convertible or non-convertible, voting or non-voting, including any warrant, option or other security to acquire same, entitling the holder to certain preferences over the holders of the Common Stock in the same corporation.

         2.68 Priority Non-Tax Claim: Any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) to the extent entitled to priority in payment under section 507(a) of the Bankruptcy Code including, but not limited to, a Claim of an employee of the Debtor for wages, salaries, or commissions, including vacation, severance or sick leave pay, earned within ninety (90) days prior to the Petition Date (to the extent of $4,300 per employee).

         2.69 Priority Tax Claim: Any Claim entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         2.70 Proponents: The Debtor and ECC.

         2.71 Pro Rata: The proportion that the dollar amount of an Allowed Claim in a Class bears to the aggregate amount of all Allowed Claims in such Class.

         2.72 Released Actions: Any and all rights, demands, liabilities, obligations, entitlements, claims and causes of action, whether in law or in equity (including Avoidance Actions), against any of the Released Parties and belonging to the Debtor or the Debtor's Estate immediately prior to the Effective Date of the Plan; provided, however, the Released Actions do not include any rights, demands, liabilities, obligations, entitlements, claims and causes of action, whether in law or in equity, arising out of any professional malpractice (whether sounding in tort or contract) of a Released Party or any alleged action, error or omission by or claim against either Hal Turner or Bill Stuart, respectively, if either Mr. Turner or Mr. Stuart assert any claim against the Debtor, the Debtor's estate, the Reorganized Debtor, ECC, any affiliate or insider of the Debtor or ECC, or the Unsecured Creditors' Trust as of the Confirmation Date or thereafter.

         2.73 Released Parties: The ECC Parties, Mitchell H. Bodian, Zane Russell, Ronald Salazar,John Isaac "Ike" Epley, James T. Harris, Michael L. Hlinak, Walter Klemp, Terry Parker, Dean H. Fisher, David Kerr, Equalnet Communications Corp. EqualNet Corporation, TeleSource, Inc., USC Telecom, Inc., Netco Acquisition Corp., ACMI Acquisition Corp., Willis Group LLC, Michael T. Willis, Advantage Fund Ltd., Genesee Fund Limited - Portfolio B, The Furst Group, Inc., James D. Kaylor, James R. Crane, MCM Partners, Byron A. Russell, Curt Mackey, Carl Schmidt, Mark Van Eman, Phil Barr, Bobby H. Henson, Lance A. Hack, Joseph A. Krupka, Duane W. Richardson, Steve Reemts, Greg Blauser, Hal Turner, Bill Stuart, John Streep, Finova Capital Corporation, RFC Capital Corporation, Netco Acquisition LLC, Sprint Communications Corp., Comerica Bank, Norwest Bank, Weil, Gotshal & Manges (ECC corporate counsel), Ernst & Young, LLP (ECC auditors), Fulbright & Jaworski (ECC SEC counsel), Hein & Associates (ECC accountants in SA Telecom transaction), American Stock Transfer & Trust Company (transfer agent fees & expenses); Imperial Premium Finance (D&O premium finance company); National Association of Securities Dealers (stock listing fees, etc.); Securities & Exchange Commission.

         2.74 Reorganized Debtor: As of the Effective Date of the Plan, the Debtor as reorganized under the terms of this Plan.

         2.75 Schedules: The Debtor's Schedules of Assets and Liabilities previously filed with the Bankruptcy Court in accordance with section 521(1) of the Bankruptcy Code.

         2.76 Secured Claim: A Claim to the extent of the value, as may be determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the Debtor's estate securing such Claim, or any Claim to the extent that it is subject to setoff under section 553 of the Bankruptcy Code. To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is a Deficiency Claim unless, in any such case, the class of which such Claim is part makes a valid and timely election under section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent Allowed.

         2.77 Subordinated Claim: Any Claim which (i) by its terms or by agreement is subordinated to the payment of a General Unsecured Claim, (ii) would otherwise be a General Unsecured Claim or Deficiency Claim held by any of the Released Parties, (iii) is subordinated to the payment of a General Unsecured Claim pursuant to any applicable provision of the Plan, or (iv) is equitably subordinated to the payment of a General Unsecured Claim by a Final Order of the Bankruptcy Court entered pursuant to section 510(c) of the Bankruptcy Code or other applicable law.

         2.78 Trust Assets: The Trust Assets shall consist of: (i) the ECC Cash Payment; (ii) the ECC Common Stock; (iii) the Contingent ECC Common Stock, (iv) the ECC Guaranty Obligation; and (v) the Litigation Claims.

         2.79 Trust Surplus: The surplus, if any, of the Trust Assets remaining after satisfaction in full of all Allowed General Unsecured Claims and payment of all costs and expenses of administration, including the fees and expenses of the Trustee, of the Unsecured Creditors' Trust.

         2.80 Trustee: The individual selected to serve as the Trustee of the Unsecured Creditors' Trust by the Unsecured Creditors' Committee, including any replacement or successor Trustee.

         2.81 Unsecured Claim: A Claim not secured by a charge, mortgage or lien against or interest in property in which the Debtor's estate has an interest, including but not limited to any Deficiency Claim and any claim for damages resulting from the rejection of an executory contract or lease.

         2.82 Unsecured Creditors' Trust: The Trust to be created and funded on the Effective Date, the beneficiaries of which shall be the holders of Allowed Class 11 General Unsecured Claims.

              ARTICLE III--RULES OF CONSTRUCTION AND INTERPRETATION

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or clause contained in this Plan, unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter.

The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

         A term used in this Plan and not defined herein but that is defined in the Bankruptcy Code has the meaning assigned to the term in the Bankruptcy Code. A term used in this Plan and not defined herein or in the Bankruptcy Code, but which is defined in the Bankruptcy Rules, has the meaning assigned to the term in the Bankruptcy Rules.

               ARTICLE IV--CLASSIFICATION OF CLAIMS AND INTERESTS

         Claims and Interests of the Debtor are classified as follows:

         4.1      Class 1:  Allowed Administrative Claims

         4.2      Class 2:  Allowed Priority Non-Tax Claims

         4.3      Class 3:  Allowed Priority Tax Claims

         4.4      Class 4:  Allowed Convenience Claims

         4.5      Class 5:  Allowed Secured Claims of RFC Capital Corporation

         4.6      Class 6:  Allowed Secured Claims of ECC

         4.7      Class 7:  Allowed Secured Claims of Netco Acquisition LLC

         4.8      Class 8:  Allowed Secured Claims of Willis Group, LLC

         4.9      Class 9:  Allowed Secured Claims of Genessee Fund Limited-
                            Portfolio B

         4.10     Class 10: Allowed Non-Affiliated Secured Claims

         4.11     Class 11:  Allowed General Unsecured Claims

         4.12     Class 12:  Allowed Subordinated Claims

         4.13     Class 13:  Allowed Equity Interests

                       ARTICLE V--IDENTIFICATION OF CLAIMS
                       AND INTERESTS IMPAIRED BY THE PLAN

         5.1 Unimpaired Classes: Claims of Classes 1, 2, 3, and 4 are not impaired under the Plan and are not entitled to vote to accept or reject the Plan.

         5.2 Impaired Classes Entitled to Vote on Plan: The Claims specified in Classes 5, 6, 7, 8, 9, 10, 11, and 12 of the Plan are impaired and Allowed Claims of these Classes are entitled to vote to accept or reject the Plan. The Equity Interests included in Class 13 are also impaired, but since they are not to receive or retain any property on account of the Plan, they are deemed to have rejected the Plan.

         5.3 Controversy Concerning Classification, Impairment of Voting Rights:
In the event a controversy or dispute should arise involving issues related to the classification, impairment or voting rights of any Creditor or Interest Holder under the Plan, whether before or after the Confirmation Date, the Bankruptcy Court may, after notice and a hearing, determine such controversy. Without limiting the foregoing, the Bankruptcy Court may estimate for voting purposes the amount of any contingent or unliquidated Claim the fixing or liquidation of, as the case may be, would unduly delay the administration of the Chapter 11 Case. In addition, the Bankruptcy Court may in accordance with section 506(b) of the Bankruptcy Code conduct valuation hearings to determine the Allowed Amount of any Secured Claim.

                     ARTICLE VI--PROVISIONS FOR TREATMENT OF
                 ALLOWED ADMINISTRATIVE EXPENSE CLAIMS (CLASS 1)

         6.1 Full Payment: On the Distribution Date, each Allowed Administrative Expense Claim shall be paid by the Reorganized Debtor in full in Cash, after netting the amount of any cash retainer held by the holder of a Class 1 Claim, or upon such other terms as may be agreed upon in writing by and between the holder of such Claim and the Debtor or the Reorganized Debtor. Any Administrative Expense Claims that are not Allowed as of the Effective Date shall be paid in full upon the entry of a Final Order allowing such Claim. Any and all requests for allowance of an Administrative Expense Claim must be filed with the Bankruptcy Court within thirty (30) days following the Effective Date. Any Class 1 Claims not filed within such time period will be forever barred and will not be entitled to receive any distribution or payment under the Plan.

         6.2 Impairment: Administrative Expense Claims are not impaired under the Plan.

                    ARTICLE VII--PROVISIONS FOR TREATMENT OF
                    ALLOWED PRIORITY NON-TAX CLAIMS (CLASS 2)

         7.1 Full Payment: On the Distribution Date, each Allowed Priority Non-Tax Claim shall be paid by the Debtor or the Reorganized Debtor in full in Cash or upon such other terms as may be agreed upon in writing by and between the holder of such Claim and the Debtor or the Reorganized Debtor. If any Priority Non-Tax Claim does not become an Allowed Claim until after the Effective Date, then such Claim shall not be paid on the Effective Date, but shall be paid by the Reorganized Debtor in cash in full when it becomes an Allowed Claim.

         7.2 Impairment: Allowed Priority Non-Tax Claims are not impaired under the Plan.

                    ARTICLE VIII--PROVISIONS FOR TREATMENT OF
                      ALLOWED PRIORITY TAX CLAIMS (CLASS 3)

         8.1 Deferred Payment: From and after the Distribution Date, Allowed Priority Tax Claims will be paid by the Reorganized Debtor over a period of six years from the date of their respective assessments in level quarterly installments of principal and interest, or upon such other terms as may be agreed upon in writing by and between the holder of such Claim and the Debtor or the Reorganized Debtor. Interest shall accrue and be payable at the rate of 8% per annum, unless otherwise agreed by the Debtor and the holder of such Claim, or at such other rate as may be determined by the Bankruptcy Court.

         8.2 Impairment: Allowed Priority Tax Claims are not impaired under the Plan.

                     ARTICLE IX--PROVISIONS FOR TREATMENT OF
                      ALLOWED CONVENIENCE CLAIMS (CLASS 4)

         9.1 Treatment: Allowed Convenience Claims will be paid by the Reorganized Debtor in full in cash on the Distribution Date. Holders of Allowed Unsecured Claims in excess of $1,000.00, which would otherwise be treated under Class 11 of the Plan, must affirmatively indicate on the Plan Ballot their election to be treated as a Class 4 creditor.

         9.2 Impairment: Allowed Convenience Claims are not impaired under the Plan.

               ARTICLE X--PROVISIONS FOR TREATMENT OF THE ALLOWED
               SECURED CLAIMS OF RFC CAPITAL CORPORATION (CLASS 5)

         10.1 Treatment: Allowed Secured Claims of RFC Capital Corporation arising under any accounts receivable purchase agreements with, or any collateralized guaranty of, the Debtor will be paid by the Reorganized Debtor in full from the collection of its accounts receivable. To this end, RFC Capital Corporation will first apply against the Allowed Amount of its Class 5 Secured Claim the collections it receives from those accounts of the Debtor which it has purchased pursuant to its factoring agreements. To the extent these collections prove inadequate to pay the Allowed Amount of its Secured Claim in full, the Reorganized Debtor will pay the difference from the collections of accounts not sold to RFC Capital Corporation or from the New Capital to be received from ECC.

         10.2 Liens continued: Subject to the foregoing, any Lien securing the Allowed Secured Claim of RFC Capital Corporation shall continue until such time as its Allowed Secured Claim has been paid in full.

         10.3 Impairment: Allowed Secured Claims of RFC Capital Corporation are impaired under the Plan.

                     ARTICLE XI--PROVISIONS FOR TREATMENT OF
                     THE ALLOWED SECURED CLAIMS OF EQUALNET
                         COMMUNICATIONS CORP. (CLASS 6)

         11.1 Treatment: The Allowed Secured Claim of Equalnet Communications Corp. ("ECC") will be paid in accordance with an agreement to be reached with the Reorganized Debtor prior to the Confirmation Hearing, but in no event may any such agreement permit the Reorganized Debtor to repay any Claim owed to ECC, whether in whole or in part, without the written consent of the Unsecured Creditors' Trust so long as the Trust continues to own any ECC Common Stock issued under this Plan.

         11.2 Liens continued: Any Lien securing the Allowed Secured Claim of ECC shall continue until such time as its Allowed Secured Claim has been paid in full.

         11.3 Impairment: Allowed Secured Claims of ECC are impaired under the Plan.

                      ARTICLE XII--PROVISIONS FOR TREATMENT
                        OF THE ALLOWED SECURED CLAIMS OF
                         NETCO ACQUISITION LLC (CLASS 7)

         12.1 Treatment: Allowed Secured Claims of Netco Acquisition, LLC ("Netco") will be paid by the Reorganized Debtor in accordance with an agreement to be reached with the Reorganized Debtor prior to the Confirmation Hearing, but in no event may any such agreement permit the Reorganized Debtor to repay any Claim owed Netco, whether in whole or in part, without the written consent of the Unsecured Creditors' Trust so long as the Trust continues to own any ECC Common Stock issued under this Plan.

         12.2 Liens continued: Any Lien securing the Allowed Secured Claim of Netco shall continue until such time as its Allowed Secured Claim has been paid in full.

         12.3 Impairment: Allowed Secured Claims of Netco are impaired under the Plan.

                  ARTICLE XIII--PROVISIONS FOR TREATMENT OF THE
              ALLOWED SECURED CLAIMS OF WILLIS GROUP, LLC (CLASS 8)

         13.1 Treatment: Allowed Secured Claims of Willis Group, LLC (the "Willis Group") will be paid by the Reorganized Debtor in accordance with an agreement to be reached with the Reorganized Debtor prior to the Confirmation Hearing, but in no event may any such agreement permit the Reorganized Debtor to repay any Claim owed the Willis Group, whether in whole or in part, without the written consent of the Unsecured Creditors' Trust so long as the Trust continues to own any ECC Common Stock issued under this Plan.

         13.2 Liens continued: Any Lien securing the Allowed Secured Claim of the Willis Group shall continue until such time as its Allowed Secured Claim has been paid in full.

         13.3 Impairment: Allowed Secured Claims of the Willis Group are impaired under the Plan.

                    ARTICLE XIV--PROVISIONS FOR TREATMENT OF
                     THE ALLOWED SECURED CLAIMS OF GENESSEE
                       FUND LIMITED-PORTFOLIO B (CLASS 9)

         14.1 Treatment: Allowed Secured Claims of Genessee Fund Limited-Portfolio B ("Genesee") will be paid by the Reorganized Debtor in accordance with an agreement to be reached with the Reorganized Debtor prior to the Confirmation Hearing, but in no event may any such agreement permit the Reorganized Debtor to repay any Claim owed Genesee, whether in whole or in part, without the written consent of the Unsecured Creditors' Trust so long as the Trust continues to own any ECC Common Stock issued under this Plan.

         14.2 Liens continued: Any Lien securing the Allowed Secured Claim of Genessee shall continue until such time as its Allowed Secured Claim has been paid in full.

         14.3 Impairment: Allowed Secured Claims of Genessee are impaired under the Plan.

                     ARTICLE XV--PROVISIONS FOR TREATMENT OF
                ALLOWED NON-AFFILIATED SECURED CLAIMS (CLASS 10)

         15.1 Treatment: Allowed Non-Affiliated Secured Claims will be paid by the Reorganized Debtor in accordance with agreements to be reached with such creditors, if any, prior to the Confirmation Hearing.

         15.2 Liens continued: Any Lien securing an Allowed Non-Affiliated Secured Claim shall continue until such time as such Claim has been paid in full.

         15.3 Impairment: Allowed Secured Claims of Class 10 are impaired under the Plan.

                      ARTICLE XVI--PROVISIONS FOR TREATMENT
                 OF ALLOWED GENERAL UNSECURED CLAIMS (CLASS 11)

         16.1 Treatment: The holders of Allowed General Unsecured Claims shall receive Pro Rata Distributions from the Unsecured Creditors' Trust, in accordance with the provisions of Section 19.8 hereof, up to the Allowed Amount of their Claims.

         16.2 Impairment: Allowed General Unsecured Claims are impaired under the Plan.

                    ARTICLE XVII--PROVISIONS FOR TREATMENT OF
                     ALLOWED SUBORDINATED CLAIMS (CLASS 12)

         17.1 Treatment: Within thirty (30) days after the Reorganized Debtor's receipt of the Trust Surplus, if any, from the Trustee, the holders of Allowed Subordinated Claims who are not insiders or Affiliates of the Debtor shall receive, at the election of the Reorganized Debtor, in kind or the value thereof in Cash, a Pro Rata Distribution of the Trust Surplus up to the Allowed Amount of their Claims. The Debtor is not discharged under the Plan from Class 12 Claims held by Affiliates, but Class 12 Claims held by Affiliates may not receive any distribution from the Reorganized Debtor without the written consent of the Unsecured Creditors' Trust so long as the Trust remains a holder of ECC Common Stock.

         17.2 Impairment: Allowed Subordinated Claims are impaired under the
Plan.

                     ARTICLE XVIII--PROVISIONS FOR TREATMENT
                         OF EQUITY INTERESTS (CLASS 13)

         18.1 Treatment: Allowed Equity Interests shall on the Effective Date of the Plan be deemed void, canceled, and of no further force and effect, without any further action on the part of any Person.

         18.2 Impairment: The holders of Equity Interests are impaired under the Plan.

                  ARTICLE XIX--MEANS FOR EXECUTION OF THE PLAN

         19.1 Vesting of Property of the Estate in Reorganized Debtor. On the Effective Date, all property of the Debtor and of the Estate shall vest in the Reorganized Debtor free and clear of liens, claims and encumbrances, except as otherwise provided in the Plan.

         19.2 Continuation of Business Operations. From and after the Effective Date, the Reorganized Debtor is authorized to continue its normal business operations and enter into such transactions as it deems advisable, free of any restriction or limitation imposed under any provision of the Bankruptcy Code, except to the extent otherwise provided in the Plan.

         19.3 Post-Confirmation Financing. From and after the Effective Date, the Reorganized Debtor is authorized to continue existing, or enter into new, accounts receivable sale agreements or other financing arrangements as it deems advisable and necessary to the continuation of its business operations.

         19.4 Directors and Officers of Reorganized Debtor. The Directors and Officers of the Debtor are authorized to continue as Directors and Officers of the Reorganized Debtor from and after the Effective Date of the Plan.

         19.5 Discharge of Debtor. Except as otherwise provided in the Plan or the Confirmation Order, the entry of the Confirmation Order, as of the Effective Date of the Plan, will act as a complete discharge of all Claims against or Equity Interests in the Debtor of any nature at all, including, without limitation, any liability of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, that arose, or has been asserted against the Debtor anytime before the Effective Date or that arises from any pre-confirmation conduct of the Debtor whether or not the Claim is known to or knowable by the current or any former holder of the Claim or Equity Interest. The discharge of the Debtor will be effective as to each Claim and Equity Interest, whether or not the Claim or Equity Interest constituted an Allowed Claim or Allowed Equity Interest and whether or not the holder of the Claim or Equity Interest voted to accept the Plan. In addition, the Confirmation Order will operate as a general resolution with prejudice, as of the Effective Date, of all pending legal proceedings, if any, against the Debtor and its assets and properties and any proceedings not yet instituted against the Debtor or its assets and properties, except as otherwise provided in the Plan. As provided in section 524 of the Bankruptcy Code, the discharge operates as an injunction against the prosecution of any Claim or Equity Interest so discharged.

         Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against the Debtor and who have held, hold, or may hold Equity Interests in the Debtor are permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor, or the Reorganized Debtor, or their property, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any such Claim or Equity Interest against the Debtor, or the Reorganized Debtor, or their property, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor, or the Reorganized Debtor, or their property with respect to such Claim or Equity Interest, and (d) asserting any right of subrogation of any kind against any obligation due the Debtor, or the Reorganized Debtor, or the property of the Debtor or the Reorganized Debtor with respect to any such Claim or Equity Interest. The injunction provision is not intended to enjoin, and will not enjoin, actions against parties who are not a Debtor herein, except actions against such non-Debtor parties relating to Claims against or Equity Interests in the Debtor.

         Unless otherwise provided in the Plan or by order of the Bankruptcy Court, all injunctions or automatic stays provided for in this case pursuant to section 105, if any, or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date will remain in full force and effect until the Effective Date.

         19.6 New Value Contributions. On the Effective Date of the Plan, ECC will make the New Value Contributions, including the ECC Cash Payment, the ECC Common Stock, and the ECC Guaranty Obligation, which shall be transferred to the Unsecured Creditors' Trust on the Effective Date. On or after the Effective Date, as and when it is determined from time to time that the Unsecured Creditors' Trust is entitled to the Contingent ECC Common Stock, ECC and the Reorganized Debtor shall transfer to the Unsecured Creditors' Trust the Contingent ECC Common Stock.

         19.7 Release of ECC Parties by Debtor and Debtor's Estate. On the Effective Date of the Plan, and subject to the New Value Contributions being made in accordance with the Plan by ECC and received by the Unsecured Creditors' Trust, the Released Actions shall be deemed to be settled, satisfied, and fully discharged and the Released Parties shall be deemed to be fully released and discharged from the Released Actions.

         19.8 The Unsecured Creditors' Trust

                  (1)      Creation of Trust.

         On the Effective Date, the Unsecured Creditors Trust automatically shall be established without any further action by the Reorganized Debtor, the Trustee or the Bankruptcy Court.

                  (2)      Funding of Trust.

         The Reorganized Debtor shall, to the extent necessary, transfer and assign to the Trustee, effective as of the Effective Date, the Trust Assets. Except as otherwise provided in the Plan, the assets placed into the Unsecured Creditors' Trust shall automatically vest in the Trust on the Effective Date without any further action required on the part of the Reorganized Debtor or the Trustee, and any assignment, execution, delivery, filing or recording as necessary of documents evidencing such transfer, conveyance and physical delivery of such property shall occur as soon thereafter as practical. As and when it is determined from time to time that the Unsecured Creditors Trust is entitled to the Contingent ECC Common Stock, ECC and the Reorganized Debtor shall transfer and deliver to the Unsecured Creditors Trust the Contingent ECC Common Stock. All assets transferred to the Unsecured Creditors' Trust shall vest in the Trust free and clear of all liens, claims and encumbrances, except as otherwise specifically provided in the Plan.

                  (3)      Ratification of Trust Agreement and Transfer of
Liabilities.

         On the Effective Date, each holder of a Class 11 General Unsecured Claim will be deemed to have ratified, and shall become bound by, the terms of the Trust as set forth in the Plan. All Claims that are to be satisfied by and are to receive distributions from the Unsecured Creditors' Trust shall be transferred to and assumed by the Trust. Such Claims shall thereupon become the exclusive obligation of the Unsecured Creditors' Trust as of the Effective Date of the Plan.

                  (4)      Purpose of the Trust.

         The Unsecured Creditors' Trust will be created for the primary purpose of liquidating the assets placed into the Trust and distributing the proceeds from such liquidation as provided in the Plan in an expeditious but orderly and commercially reasonable manner, with no objective to continue or engage in the conduct of a trade or business.

                  (5)      Selection of Trustee.

         The Creditors' Committee has designated Darryl Laddin as Trustee of the Unsecured Creditors' Trust. In the event that the Trustee should resign or be removed, the United States Trustee shall appoint a successor Trustee. In the event that the Trustee has a conflict of interest with respect to a particular matter, the Trustee shall so advise the United States Trustee, and the United States Trustee shall appoint a substitute Trustee for that particular matter. In the event that the U.S. Trustee is unable to perform the functions described in this paragraph, the Creditors' Committee shall designate another person to perform such functions.

                  (6)      Duties and Powers of Trustee.

                           a.       Powers and Responsibilities.

                                    1.      Limitation of Liability.

                  Neither the Creditors' Committee nor its individual members, agents, attorneys or advisors shall incur any liability to the Debtor, the Reorganized Debtor, or any creditor or entity for any act or failure to act relating to the Unsecured Creditors' Trust. The Trustee shall be entitled to reimbursement from the assets of the Unsecured Creditors' Trust for any liability, whether in contract or tort, incurred in the administration of the Unsecured Creditors Trust in accordance with the provisions hereof. The Trustee's liability, if any, shall be limited to the assets of the Unsecured Creditors' Trust. No Trustee or professional acting under this Article shall be liable for any mistake or error in judgment, except for bad faith, dishonesty or willful misconduct in their actions hereunder.

                           b.       Standing.

                  From and after the Effective Date and continuing through the date on which a final decree closing the Reorganization Case is entered pursuant to Bankruptcy Code Section 350 and Bankruptcy Rule 3022, the Trustee shall possess the rights of a party in interest pursuant to Bankruptcy Code Section 1109(b) for all matters arising in, arising under or related to this Chapter 11 Case and the Reorganized Debtor. In addition to the foregoing, for all matters arising in, arising under or related to this Chapter 11 Case and the Reorganized Debtor, the Trustee shall have the right to appear and be heard on matters brought before the Bankruptcy Court or other courts of competent jurisdiction, shall be entitled to notice and opportunity for hearing, shall participate at the Trustee's discretion in all matters brought before the Bankruptcy Court, including but not limited to adversary proceedings, shall receive notice of all applications, motions and other papers and pleadings set before the Bankruptcy Court, and shall possess the powers and duties of a committee pursuant to Bankruptcy Code Section 1103(c)(5).

                           c.       Trustee Powers.

                  The Trustee, at his discretion, shall have the power and authority to take all actions to fulfill his responsibilities hereunder, including, but not limited to, the following: monitoring the process by which issues with respect to objections to Claims and Disputed Claims are resolved; reviewing and participating in the prosecution, defense, compromise or settlement of all claims assigned to the Unsecured Creditors Trust, including, without limitation, Avoidance Actions; making continuing efforts to liquidate the assets of the Unsecured Creditors' Trust; making timely distributions, filing tax returns, establishing and maintaining the various reserve accounts contemplated by the Plan; maintaining appropriate records and accountings, paying reasonable expenses of the Trust; resolving, with the aid of the Bankruptcy Court, if necessary, any tax issue or liability relating to the Unsecured Creditors Trust; appointing to the Boards of Directors of the Reorganized Debtor and of ECC one director who shall serve on such Boards of Directors so long as the Unsecured Creditors' Trust has rights under the ECC Guaranty Obligation; and monitoring the Debtor's compliance with the Plan. In furtherance of all the foregoing powers and in order to fulfill his responsibilities, the Trustee shall have the right and power to raise objections to the Reorganized Debtor's treatment of objections to Claims and Disputed Claims and its treatment of Avoidance Actions, its performance under the Plan, and such other issues as the Trustee shall raise at his sole and absolute discretion. The Trustee shall, in addition, and at his sole discretion, have the power and authority to assert rights and remedies available to a party in interest or committee as set forth in Section 19.8 of the Plan before the Bankruptcy Court or such other court of competent jurisdiction.

                  (7)      Compensation of Trustee.

         The Trustee shall be entitled to receive from the Unsecured Creditors' Trust from time to time compensation equal to three percent (3%) of the total funds disbursed and the value of property distributed in kind by the Trustee from the Unsecured Creditors' Trust, provided however, the Trustee shall not be entitled to compensation for funds or property disbursed from the Unsecured Creditors' Trust to the Trustee or any professionals that the Trustee retains.

                  (8)      Retention of Professionals.

         The Trustee shall retain Smith, Gambrell & Russell, LLP (the "Law Firm") and Arthur Andersen LLP (the "Accountants") to assist the Trustee in carrying out his authorized powers and responsibilities hereunder, which such Law Firm and Accountants shall be compensated at their customary and normal hourly rates. The Trustee may also engage the services of such other professionals, at reasonable rates, as the Trustee deems necessary and proper. The fees and expenses incurred by professionals retained by the Trustee shall be paid from the Unsecured Creditors Trust. The Reorganized Debtor shall pay to the Unsecured Creditors Trust, within thirty days of receipt of an invoice, an amount equal to the fees and expenses incurred by professionals retained by the Trustee for monitoring the process by which issues with respect to objections to Claims and Disputed Claims are resolved and for reviewing and participating in the prosecution, defense, compromise or settlement of all Litigation Claims; provided, however, that the cash proceeds with respect to the recovery for any Litigation Claim shall first be paid to the Reorganized Debtor to reimburse the Reorganized Debtor for all fees and expenses paid by the Reorganized Debtor for such Litigation Claim.

         Although the Trustee shall make timely payment to the Law Firm of the invoices that the Law Firm submits to the Trustee, so long as Mr. Laddin is the Trustee and the Law Firm serves as counsel to the Trustee, the Trustee shall annually submit to the U.S. Trustee or such other person as the Creditors' Committee shall designate copies of the invoices of the Law Firm so that such person may determine whether the services described in such invoices are properly classifiable as services that the Trustee may properly engage attorneys to perform, as opposed to services that are properly to be discharged by the Trustee and for which the Trustee is to be compensated by the Trustee's compensation (as set forth in paragraph 7 above). In the event there is a discrepancy that cannot be resolved consensually, the Trustee shall submit such discrepancy to the Bankruptcy Court for a determination.

                           (9)      Distributions.

         The Trustee shall establish and administer a Disputed Claims Reserve in accordance with the provisions of Sections 20.2 and 20.3 hereof. Subject to the Trustee's responsibilities respecting the Disputed Claims Reserve, the Trustee shall calculate and make an initial ratable distribution from the Unsecured Creditors' Trust to holders of Allowed Class 11 General Unsecured Claims as soon as practicable after the Effective Date. From time to time thereafter, the Trustee shall continue to make similar distributions to Allowed Class 11 General Unsecured Claims until the earlier of: (i) such time as there are no remaining monies or other property of the Unsecured Creditors' Trust to distribute, or
(ii) such time as all Disputed Class 11 Claims have been resolved, and all Allowed Class 11 General Unsecured Claims have been paid in full. The Trustee shall prepare and file with the Bankruptcy Court a final report 20 days after making the final distribution to holders of Allowed Class 11 General Unsecured Claims of assets of the Unsecured Creditors Trust and shall, contemporaneously therewith, deliver to the Reorganized Debtor, in kind, the Trust Surplus, if any.

                           (10)     Irrevocable Nature of Trust.

         The provisions of this Article shall be irrevocable, except as otherwise provided herein. The Debtor and the Reorganized Debtor shall have no right or power, whether alone or in conjunction with others (in whatever capacity) to amend this Article, in whole or in part, or to designate the persons who shall possess, manage, distribute or otherwise enjoy the assets of the Unsecured Creditors Trust or any rights related thereto.


                           (11)     Payment of Taxes.

         The Trustee is authorized to pay taxes and excises lawfully owing by or chargeable against the Unsecured Creditors Trust or Trust Assets in the possession or under the control of the Trustee and to take any action necessary or advisable to obtain prompt determination of any such tax liability. The Trustee, in his sole discretion, is authorized to make all tax elections permitted to be made by the Trust under federal and state laws.

                           (12)     Federal Income Tax Treatment.

         The transfer of the ECC Common Stock and Contingent ECC Common Stock to the Trust shall be treated for federal income tax purposes as a deemed transfer of such stock to the holders of Class 11 Allowed General Unsecured Claims in proportion to the amount of their respective anticipated distributions followed by a deemed transfer of such stock by such creditors. The holders of Class 11 Allowed General Unsecured Claims shall be treated as the deemed owners of the ECC Common Stock and Contingent ECC Common Stock in proportion to the amount of their respective anticipated distributions for federal income tax purposes. The Unsecured Creditors Trust shall file federal tax returns for informational purposes pursuant to Section 1.671-4(a) of the Federal Income Tax Regulations.

         19.9 Protection of Certain Parties in Interest. Provided the respective affiliates, officers, directors, shareholders, members, representatives, attorneys, financial advisors, and agents of the Debtor, the Reorganized Debtor, ECC, and the Creditors' Committee act in good faith, they will not be liable to any holder of a Claim or Equity Interest, or other party with respect to any action, forbearance from action, decision, or exercise of discretion taken from the Petition Date to the Effective Date in connection with (i) the operation of the Debtor or the Reorganized Debtor; (ii) the proposal or implementation of any of the transactions provided for, or contemplated in, the Plan or the Plan Documents; or (iii) the administration of the Plan or the assets and property to be distributed pursuant to the Plan and the Plan Documents; other than for willful misconduct or gross negligence. The Debtor, the Reorganized Debtor, ECC, the Creditors' Committee, and their respective affiliates, officers, directors, shareholders, members, representatives, attorneys, financial advisors, and agents may rely upon the opinions of counsel, certified public accountants, and other experts or professionals employed by the Debtor, the Reorganized Debtor, ECC or the Creditors' Committee, respectively, and such reliance will conclusively establish good faith. In any action, suit or proceeding by any holder of a Claim or Equity Interest or other party in interest contesting any action by, or non-action of, the Debtor, the Reorganized Debtor, the Creditors' Committee, or their respective affiliates, officers, directors, shareholders, members, representatives, attorneys, financial advisors, and agents as not being in good faith, the reasonable attorneys' fees and costs of the prevailing party will be paid by the losing party and as a condition to going forward with such action, suit, or proceeding at the outset thereof, all parties thereto will be required to provide appropriate proof and assurances of their capacity to make such payments of reasonable attorneys' fees and costs in the event they fail to prevail.

         A governmental unit may not deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Debtor, the Reorganized Debtor, ECC, or another Person with whom the Debtor has been or is associated or affiliated, solely because of the commencement, continuation, or termination of the case or because of any provision of the Plan or the legal effect of the Plan, and the Confirmation Order will constitute an express injunction against any such discriminatory treatment by a governmental unit.

         19.10 Effectuating Documents and Necessary Authorizations. The Plan Documents, which consist of all documents and exhibits that aid in effectuating the Plan will be executed and, if appropriate, filed with the appropriate governmental authorities on or before the Effective Date of the Plan, and they will become effective on the Effective Date of the Plan.

         The Chairman of the Board, the President, the Chief Financial Officer, or any Vice President of the Reorganized Debtor will have authority to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or any Assistant Secretary of the Reorganized Debtor will have authority to certify or attest to any of the foregoing actions.

         The Reorganized Debtor, if and to the extent necessary, will seek such orders, judgments, injunctions, regulatory approvals, and rulings that may be required to carry out and further the intentions and purposes, and give full effect to the provisions, of the Plan.

         19.11 Regulatory Approvals. As the Plan is not intended to modify or supplant any regulatory authority over the Debtor or the Reorganized Debtor, all regulatory approvals required to be obtained in connection with the Plan will be sought and obtained.

                   ARTICLE XX--CLAIM OBJECTION PROCEDURES AND
                          TREATMENT OF DISPUTED CLAIMS

         20.1 Objection Deadline and Process. Under the Plan, the Reorganized Debtor possesses the authority to object to the allowance of any Claim. All Claim objections must be filed within sixty (60) days after the Effective Date of the Plan.

         20.2 Disputed Claims Reserve. The Trustee shall establish a Disputed Claims Reserve, to be administered by the Trustee, for the treatment of Disputed Claims that are General Unsecured Claims. The Trustee shall deposit from the Unsecured Creditors' Trust into a Disputed Claims Reserve an amount equal to the Pro Rata share of the distribution allocable to Disputed Claims that are General Unsecured Claims, as if such Claims were Allowed Claims. The Disputed Claims Reserve shall be held in trust by the Trustee for the benefit of the holders of Allowed Claims whose Distributions are unclaimed and the holders of such Disputed Claims pending a determination of their entitlement thereto under the terms of the Plan.

         20.3 Distributions to Holders of Disputed Claims. At such time as a Disputed Claim that is a General Unsecured Claim becomes an Allowed Claim, any Distributions reserved for such Allowed Claim shall be released from the Disputed Claims Reserve and delivered to the holder of such Allowed Claim in an amount proportionate to the Allowed Amount of any such Claim. In the event that the Disputed Claim is disallowed in its entirety, the Distributions provided for such Claim shall be placed in the Unsecured Creditors' Trust for appropriate distribution to holders of other Allowed Claims.

         20.4     Provisions Governing Distributions.

                  (1)      Distribution Responsibility.

          The Reorganized Debtor and the Trustee of the Unsecured Creditors' Trusts will assume the distribution responsibilities as conferred upon them under the terms of the Plan.

                  (2)      Delivery of Distributions.

         Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims will be made at the address of each such holder as set forth on the proofs of claim filed by such holders, or at the last known address of such holder if no proof of claim is filed or if the Debtor has been notified in writing of a change of address. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Reorganized Debtor, or the Trustee of the Unsecured Creditors' Trust, as the case may be, is notified of such holder's then current address.

                  (3)      Unclaimed Distributions and Uncashed Checks.

          All claims for undeliverable distributions must be made on or before the later of the first anniversary of the Effective Date of the Plan, or the ninetieth (90th) day following date on which such Claim is Allowed. After such date, all unclaimed distributions will revert to the Unsecured Creditors' Trust, as the case may be, and the Claim of any holder with respect to such distribution will be discharged and forever barred. Checks issued in respect of Allowed Claims will be null and void if not negotiated within six (6) months after the date of issuance thereof.

              ARTICLE XXI--EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         21.1 Assumption of Executory Contracts and Unexpired Leases: Upon the Effective Date, those executory contracts and unexpired leases of the Debtor set forth on Exhibit "A" to this Plan shall be deemed assumed by the Debtor in accordance with section 365 of the Bankruptcy Code.

         21.2 Rejection of Executory Contracts and Unexpired Leases: All executory contracts and leases that are not assumed under this Plan are deemed rejected, unless otherwise dealt with by the Plan or the Confirmation Order, or any other Order of the Court entered prior to the Effective Date, or which is the subject of a motion to assume pending on the Effective Date.

         21.2 Claims Based on Rejection of Executory Contracts of Unexpired
Leases: Damages arising from the rejection of an executory contract or lease shall be a General Unsecured Claim. Any Claim for damages arising from the rejection of an executory contract or lease must be asserted in a timely filed proof of claim. All proofs of claim with respect to Claims arising from the rejection of an executory contract or unexpired lease shall be filed with the Bankruptcy Court by no later than the thirtieth (30th) day following the earlier of: (a) the date of entry of an order of the Bankruptcy Court approving such rejection, or (b) the Effective Date. Any Claims not filed within such times shall be forever barred from assertion against the Debtor or the Unsecured Creditors' Trust.

                      ARTICLE XXII--EFFECT OF REJECTION BY
                          ONE OR MORE CLASSES OF CLAIMS

         22.1 Impaired Classes to Vote: Each impaired class of Claims and Interests shall be entitled to vote separately to accept or reject the Plan. A holder of a Disputed Claim which has not been temporarily allowed for purposes of voting on the Plan may vote only such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated and undisputed in the Debtor's Schedules.

         22.2 Acceptance by Class of Creditors: A class shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims (to the extent such Claims are Allowed Claims or have been temporarily allowed for purposes of voting on the Plan or are otherwise entitled to be counted pursuant to Section 22.1 above) of such class that have voted to accept or reject the Plan.

         22.3 Reservation of Cramdown rights: In the event that any impaired class shall fail to accept this Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtor reserves the right to request the Bankruptcy Court to confirm the Plan in accordance with the provisions of the section 1129(b) of the Bankruptcy Code.

                      ARTICLE XXIII--EFFECT OF CONFIRMATION

         23.1 Legally Binding Effect: The provisions of this Plan shall bind all Creditors and Interest holders, whether or not they accept this Plan. On and after the Effective Date, all holders of Claims shall be precluded and enjoined from asserting any Claim against the Debtor or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Plan.

         23.2 Revesting of Property in Debtor. Upon the Effective Date of the Plan, other than as otherwise set forth in the Plan, all property of the Debtor's estate shall vest in and become the property of the Reorganized Debtor.

         23.3 Liens, Claims and Encumbrances. Except as otherwise specifically provided in this Plan, or in the Confirmation Order, on the Effective Date of the Plan all property vesting in and becoming property of the Reorganized Debtor shall be free of all liens, claims and encumbrances.

         23.4 Injunction. Except as otherwise provided in the Plan, all Claimants of the Debtor are enjoined from threatening, commencing or continuing any lawsuit or other legal or equitable action against the Debtor or the Debtor's property to recover any Claim or Interest.

         23.5 Causes of Action: All Litigation Claims, except for the Released Actions, are hereby preserved and shall automatically vest in the Unsecured Creditors' Trust on the Effective Date, with the Reorganized Debtor and the Unsecured Creditors' Trust jointly having the authority and standing

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



to pursue and to compromise such Litigation Claims without further order of the Bankruptcy Court. The Reorganized Debtor shall be primarily responsible for prosecuting Litigation Claims, if any, against members of the Creditors' Committee; the Unsecured Creditors' Trust shall be primarily responsible for prosecuting Litigation Claims, if any, against entities other than members of the Creditors' Committee. Nothing contained herein shall impair or otherwise effect the rights and obligations of the Reorganized Debtor or Unsecured Creditors' Trust set forth elsewhere in this Plan.

                     ARTICLE XXIV--RETENTION OF JURISDICTION

         24.1 Exclusive Bankruptcy Court Jurisdiction: The Court shall retain and have exclusive jurisdiction over the Chapter 11 case for the follow purposes following the Confirmation Date:

         (a) To determine any and all objections to the allowance and classification of Claims or Interests;

         (b) To determine the validity and priority of any Lien;

         (c) To determine the Allowed Amount of any Secured Claim;

         (d) To allow any and all applications for allowances of compensation and reimbursement of expenses payable from the estate;

         (e) To determine any and all applications or motions pending before the Court on the Effective Date of the Plan, including without limitation any motions for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease.

         (f) To consider and approve any modification of this Plan, remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Court, including the Confirmation Order;

         (g) To determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of this Plan;

         (h) To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtor, the Reorganized Debtor or Unsecured Creditors' Trust;

         (i) To issue orders in aid of execution and implementation of this Plan to the extent authorized by 11 U.S.C. ss.1142 or provided by the terms of this Plan;

         (j) To decide issues concerning the federal or state tax liability of the Debtor or the Unsecured Creditors' Trust which may arise in connection with the confirmation or consummation of this Plan ; and

         (k) To enter an order closing this Chapter 11 Case.


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



         24.2 Limitation on Jurisdiction: The provisions of this Plan shall be deemed to confer in the Bankruptcy Court jurisdiction coextensive with that established by the provisions of 28 U.S.C.
ss.157 and 1334.

                     ARTICLE XXV--CONDITIONS TO CONFIRMATION
                            AND CONSUMMATION OF PLAN

         25.1 Conditions to Confirmation of Plan. The Plan will be withdrawn if certain conditions are not satisfied or certain events do not occur before either the entry of the Confirmation Order or the effectiveness of the Plan. It shall be a condition to the entry of the Confirmation Order that: the Confirmation Order is in form and substance satisfactory to the Debtor, ECC and the Creditors' Committee; that ECC has deposited in escrow with counsel for the Debtor the ECC Cash Payment and the New Capital, to be disbursed in accordance with the provisions of the Plan; and that the Debtor has deposited in escrow with counsel for the Debtor cash equal to the dollar amount that the Creditors' Committee advises the Debtor is the estimated amount of all fees and expenses to which professionals shall be entitled to compensation under sections 330 and 503 of the Bankruptcy Code from the inception of the Chapter 11 Case through the Effective Date.

         25.2 Conditions to Consummation of Plan. The Plan will not be effective unless (a) the Confirmation Order shall have been entered and shall not be stayed; and (b) all Plan Documents and other applicable corporate documents necessary or appropriate to the implementation of the Plan have been executed, delivered, and where applicable, filed with the appropriate governmental authorities and all transactions necessary to the implementation of the Plan shall have been effected.

         25.3 Annulment of Plan if Conditions Not Waived or Satisfied. The Debtor and ECC, subject to approval of the Creditors' Committee, reserve the right to waive any of the conditions precedent to entry of the Confirmation Order or the consummation of the Plan. If any of the conditions precedent are not waived, and are not satisfied within the specified time periods or can no longer occur, the Confirmation Order will be annulled and the Debtor and all parties in interest will return to the status quo ante immediately before the entry of the Confirmation Order.

                     ARTICLE XXVI--MISCELLANEOUS PROVISIONS

         26.1 Termination of Committee: On the Effective Date, the Creditors' Committee in the Debtor's Chapter 11 Case shall be terminated.

         26.2 Compliance with Tax Requirements: In connection with this Plan, the Debtor shall comply with all withholding and reporting requirements imposed by federal, state, and local taxing authorities, and Distributions hereunder shall be subject to such withholding and reporting requirements.

         26.3 Amendment of the Plan: Subject to the approval of the Creditors' Committee or the Trustee, this Plan may be amended or modified by the Debtor or the Creditors' Committee before, or by the Reorganized Debtor or Trustee after, the Effective Date as provided in section 1127 of the Bankruptcy Code.


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



         26.4 Withdrawal of Plan: The Debtor reserves the right to withdraw this Plan at any time prior to the Confirmation Date. If the Debtor withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute an admission, waiver or release of any Claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor, the Debtor's estate or any person in any further proceedings involving the Debtor.

         26.5 Due Authorization By Creditors: Each and every Creditor who elects to participate in the Distributions provided for herein warrants that he is authorized to accept in consideration of his Claim against the Debtor the Distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by him under this Plan.

         26.6 Filing of Additional Documentation: On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

         26.7 Implementation: The Debtor, the Reorganized Debtor, ECC, the Creditors' Committee and the Trustee of the Unsecured Creditors' Trust shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan.

         DATED:            March 1, 1999
                           Houston, Texas

                               EQUALNET CORPORATION



                               By: /s/ Mitchell Bodian
                                 -----------------------------------------------
                                        Mitchell Bodian, President

                               EQUALNET COMMUNICATIONS CORPORATION



                               By:   /s/ Mitchell Bodian
                                  ----------------------------------------------
                                        Mitchell Bodian, Chief Executive Officer

                  UNEXPIRED LEASES AND CONTRACTS TO BE ASSUMED
            BY EQUALNET CORPORATION UNDER THE PLAN OF REORGANIZATION


Lease Agreement dated June 28, 1994 from Caroline Partners, Ltd.for office premises at 1250 Woodbranch Park Drive, Houston, Texas, together with the First, Second, Third, Fourth and Fifth Amendments thereto

Switchless Resale Operator Agreement with U.S. Republic Communications, Inc.

Equipment Lease Agreements dated May 17, 1996 and July 20, 1995 with IKON Office Solutions, as successor to Global Services, Inc.

Lease Agreement with Norwest Equipment Finance, Inc. dated November 4, 1994, as modified by that certain letter agreement dated April 27, 1999

Billing Agreement with USBI

Billing Agreement with ESBI

Lease Agreements dated March 27, 1998, February 9, 1998 and December 8, 1997 with Tokai Financial Services, Inc.

Lease Agreement dated July 11, 1998 with Neopost Leasing






                                    EXHIBIT A






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